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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT



   The Registrant's subsidiaries are

         o FIRST COMMUNITY BANK OF EAST TENNESSEE, a banking corporation organized under the laws of the State of Tennessee, and

         o ROGERSVILLE STATUTORY TRUST I, a statutory trust organized under the laws of the State of Connecticut.